Exhibit 99.4

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer to Exchange

Each Outstanding Share of Common Stock

of

H&E EQUIPMENT SERVICES, INC.

for

$78.75 in cash and 0.1287 shares of Herc Holdings Inc. common stock per H&E share

Pursuant to the Prospectus/Offer to Exchange dated March 19, 2025 by

HR MERGER SUB INC.,

a wholly owned subsidiary of

HERC HOLDINGS INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M.,

EASTERN TIME, ON APRIL 15, 2025, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by HR Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Herc Holdings Inc., a Delaware corporation (“Herc”), to act as information agent in connection with Merger Sub’s offer to exchange all of the shares of common stock, par value $0.01 per share (the “H&E shares”), of H&E Equipment Services, Inc., a Delaware corporation (“H&E”), that are issued and outstanding for $78.75 in cash and 0.1287 shares of Herc common stock per H&E share (the “Offer Price”), in each case, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the prospectus/offer to exchange, dated March 19, 2025 (as it may be amended or supplemented from time to time) (the “Prospectus/Offer to Exchange”), and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer,” enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold H&E shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF H&E RECOMMENDS THAT STOCKHOLDERS TENDER ALL OF THEIR H&E SHARES PURSUANT TO THE OFFER.

The Offer is not subject to any financing condition. The conditions of the Offer are described in “The Offer” of the Prospectus/Offer to Exchange.

For your information and for forwarding to your clients for whom you hold H&E shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Prospectus/Offer to Exchange;

2.	The related Letter of Transmittal for your use in accepting the Offer and tendering H&E shares and for the information of your clients, together with the included IRS Form W-9;

3.

A notice of guaranteed delivery to be used to accept the Offer if H&E shares and all other required documents are not immediately available or cannot be delivered to Computershare Trust Company, N.A. (the “Depository and Paying Agent”) by one minute after 11:59 p.m., Eastern time, on April 15, 2025 (the “Expiration Date,” unless Merger Sub extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended, will expire) or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);

4.

A form of letter that may be sent to your clients for whose accounts you hold H&E shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	H&E’s Solicitation/Recommendation Statement on Schedule 14D-9; and

6.	A return envelope addressed to the Depository and Paying Agent for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern time, on April 15, 2025, unless the Offer is extended.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 19, 2025 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Herc, Merger Sub and H&E, pursuant to which, as soon as practicable following the time Merger Sub accepts for payment H&E shares validly tendered and not properly withdrawn pursuant to the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Merger Sub will merge with and into H&E (the “Merger”) without a meeting of the stockholders of H&E in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with H&E continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Herc. At the effective time of the Merger (the “Effective Time”), each H&E share then outstanding (other than H&E shares that are held by any stockholders or beneficial owners who properly demand appraisal in connection with the Merger as described in the Prospectus/Offer to Exchange) will be converted into the right to receive the Offer Price, without interest and less any applicable withholding of taxes, except for H&E shares then owned by H&E and its subsidiaries, which H&E shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

The board of directors of H&E has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of H&E and its stockholders, and declared it advisable to enter into the Merger Agreement with Herc and Merger Sub, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the DGCL, (iii) resolved that, subject to the terms of the Merger Agreement, the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that H&E’s stockholders accept the Offer and tender their H&E shares to Merger Sub pursuant to the Offer, in each case, upon the terms and subject to the conditions of the Merger Agreement.

For H&E shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such H&E shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfers, either such Letter of Transmittal or an Agent’s Message (as defined in “The Offer – Procedure for Tendering” of the Prospectus/Offer to Exchange) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depository and Paying Agent or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Prospectus/Offer to Exchange and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

Except as set forth in the Prospectus/Offer to Exchange, neither Merger Sub nor Herc will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of H&E shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers. Merger Sub will pay all stock transfer taxes applicable to its purchase of H&E shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

You may contact us as Information Agent with questions and requests for assistance, and for additional copies of the Prospectus/Offer to Exchange, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials, at the address and telephone number set forth on the back cover of the Prospectus/Offer to Exchange.

Very truly yours,

D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of Merger Sub, Herc, H&E, the Information Agent, or the Depository and Paying Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.